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                                                           EXHIBIT 11

             VALERO ENERGY CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE
          (Thousands of Dollars, Except Per Share Amounts)

                                                             Three Months Ended               Six Months Ended
                                                                  June 30,                        June 30,
                                                             1994           1993            1994           1993

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .     $    4,222     $   24,683      $   10,505     $   40,294
   Less:  Preferred stock dividend requirements. . . .         (2,989)          (317)         (3,521)          (635)

   Net income applicable to common stock . . . . . . .     $    1,233     $   24,366      $    6,984     $   39,659

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . . .     43,347,260     43,072,410      43,333,843     43,055,181

   Earnings per share assuming no dilution . . . . . .     $      .03     $      .56      $      .16     $      .92

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .     $    4,222     $   24,683      $   10,505     $   40,294
   Less:  Preferred stock dividend requirements. . . .         (2,989)          (317)         (3,521)          (635)
   Add:  Reduction of preferred stock
     dividends applicable to the assumed
     conversion of Convertible Preferred Stock . . . .          2,695          -               2,934          -

   Net income applicable to common stock
     assuming full dilution  . . . . . . . . . . . . .     $    3,928     $   24,366      $    9,918     $   39,659

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . . . . .     43,347,260     43,072,410      43,333,843     43,055,181
   Weighted average common stock
     equivalents applicable to stock options . . . . .         30,374         70,167          39,694         72,427
   Weighted average shares issuable upon
     conversion of Convertible Preferred Stock . . . .      6,381,798          -           3,490,597          -

   Weighted average shares used for computation. . . .     49,759,432     43,142,577      46,864,134     43,127,608

   Earnings per share assuming full dilution . . . . .     $      .08<F1> $      .56      $      .21<F1> $      .92

<F1>  This calculation is submitted in accordance with paragraph
      601(b)(11) of Regulation S-K although it is contrary to APB
      Opinion No. 15 because it produces an antidilutive result.

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